Exhibit 23.5
CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS
302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Amendment No. 1 to Form S-3 of Eagle Rock Energy Partners, L.P. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Eagle Rock Energy Partners, L.P.’s oil and gas reserves as of December 31, 2006.
We further consent to the reference to this firm under heading “Experts.”
/s/ Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
December 19, 2007